Exhibit 3.1

FIRST AMENDMENT TO
THE AMENDED AND RESTATED BYLAWS
OF
ROBOCOM SYSTEMS INTERNATIONAL INC.

THIS FIRST AMENDMENT (this “Amendment”) TO THE AMENDED AND RESTATED BYLAWS OF ROBOCOM SYSTEMS INTERNATIONAL INC., a New York corporation (the “Corporation”), has been adopted effective as of the 7th day of December, 2010.  All other capitalized terms not defined herein shall have the meanings ascribed to such terms in the Amended and Restated Bylaws of the Corporation, as amended (the “Bylaws”).

The Bylaws are hereby amended as follows:

1.              Section 1(a) of Article VI of the Bylaws is hereby deleted in its entirety and replaced with the following:

“SECTION 1 Certificates; Signatures. (a) The shares of the Corporation shall be represented by certificates representing shares, in such form not inconsistent with the Certificate of Incorporation as the Board of Directors may from time to time prescribe, provided however the Board of Directors may provide for uncertificated shares pursuant to Section 1(e). Certificates representing shares shall have set forth thereon the statements prescribed by law and shall be signed by the Chairman of the Board or the President or a Vice President and by the Secretary or an Assistant Secretary or a Treasurer or an Assistant Treasurer and may be sealed with the corporate seal or a facsimile thereof. Any and all signatures on any such certificate may be facsimiles if the certificate is countersigned by a transfer agent or registered by a registrar other than the Corporation itself or its employee, or the shares are listed on a registered national securities exchange. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if such officer were an officer at the date of its issue.”

2.             Section 1 of Article VI of the Bylaws is hereby amended by adding the following new Section 1(e):

“(e) Subject to any conditions imposed by the Business Corporation Law, the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares. Within a reasonable time after the issuance or transfer of any uncertificated shares, the Corporation shall send to the registered owner thereof any written notice prescribed by the Business Corporation Law.”